TITLE OF AGREEMENT

THIS AGREEMENT IS EFFECTIVE AS OF December 2, 2010.

BETWEEN:

AllPennyStocks.com Media Inc.;

A N D

BioMedical Technology Solutions Holdings Inc.;(Customer )

IN CONSIDERATION of the mutual promises contained in this Agreement, the parties agree as follows:

1.

SCOPE

AllPennyStocks will provide the Customer with the services outlined in Schedule “A” to this Agreement to advertise BioMedical Technology Solutions Holdings Inc. (OTCBB:BMTL)  (the “Investor Awareness Campaign”).

2.

PRICE AND PAYMENT

The Customer shall pay AllPennyStocks a total of 100,000 rule 144 restricted shares for services rendered on behalf of the Customer under this Agreement on the following payment terms. The customer in its sole discretion has the right to cancel the agreement in its entirety on or before January 3,2011 if customer feels AllPennyStock has not begun performing its obligation as outlined in schedule A of this agreement without any payment due AllPennyStock.

Upon customers agreement to move forward on or before January 3, 2011 one stock certificate prepared for AllPennyStocks.com Media, Inc. for the amount of 100,000 rule 144 restricted shares of BioMedical Technology Solutions Holdings Inc... The stock cert is to be delivered to AllPennyStocks.com Media, Inc. no later than January 10, 2011 for the investor awareness campaign.

The BMTL stock price at time of the contract date has a bid price of $0.20, which values the stock value at $20,000 USD.  Payment becomes due on the date(s) set out above, and all amounts which remain unpaid after such date(s) are subject to interest at the rate of 24% per annum, compounded monthly.

AllPennyStocks may, at its option, terminate this Agreement immediately and without any prior notice to the Customer following any failure by the Customer to pay any amounts due under this Agreement in a timely manner. Termination by AllPennyStocks pursuant to this clause shall not relieve the Customer from liability in respect of any of the amounts owing under this Agreement.

All amounts referred to in this Agreement and the schedules attached hereto, unless otherwise specified, are in US dollars and all payments hereunder shall be in US currency.

3.

ENTIRE AGREEMENT

This Agreement and the schedules attached hereto sets forth the entire, final and complete understanding between the parties to this Agreement, and it supercedes and replaces all previous understandings or agreements, written, oral or implied, relevant to the subject matter of this Agreement, made or existing, before the date of this Agreement.

4.

LIMITATION ON LIABILITY

THE CUSTOMER ACKNOWLEDGES THAT THE SUCCESS, HOWEVER DEFINED, OF ANY INVESTOR AWARENESS CAMPAIGN SUPPLIED BY ALLPENNYSTOCKS ON BEHALF OF THE CUSTOMER PURSUANT TO THIS AGREEMENT IS IN NO WAY GUARANTEED BY ALLPENNYSTOCKS, AND IN NO EVENT SHALL ALLPENNYSTOCKS BE LIABLE TO THE CUSTOMER, IN LAW OR EQUITY, FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

5.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, and the applicable laws of Canada.

AGREED TO BY:

AGREED TO BY:

___/s/ Don Cox

___________

____/s/ Peter Szafranski

Donald G. Cox, CEO

BioMedical Technology

Solutions Holdings Inc.

AllPennyStocks.com Media Inc.

Per: Don Cox, A.S.O.

Per: Peter Szafranski, A.S.O.

“I have authority to bind the corporation”

“I have authority to bind the corporation”

SCHEDULE “A”

OTCBB:BMTL

Website Participation - The Company will be highlighted on AllPennyStocks.com. On the website the company will receive coverage for four months (Nov 26, 2010 to March 26, 2011).  Coverage includes email and website coverage.  Email newsletter subscribers = 64,800 as of Nov 26, 2010.  Number of email blasts for BMTL during coverage period will be between two and six email blasts contingent on number of PR’s announced by Company.

Special Report – An AllPennyStocks.com writer will write up a special report on BMTL that will outline the company, the industry it’s in and future company prospects.  The Special report will provide a quick and easy to read outline on the reason to consider BMTL in an investment opinion format

Press Release Dissemination - 4 News Wire submissions, one stating that AllPennyStocks.com has initiated coverage of BMTL and another stating we've released a special report for BMTL (Sent through Access Wire) plus two additional PR’s highlighting the Company in various ways.

Professionally Designed Advertisements - Professionally designed advertising creative’s to draw AllPennyStocks.com visitors to either the company's profile page on AllPennyStocks.com or to the company website.  The company will also receive the ads at the end of the campaign and can freely use them in future advertising campaigns.  The ads size will be 728x90.

Company Advertising - A combined total of 120,000 ads on AllPennyStocks.com in the above mentioned ad sizes.

Archives - On site profile on AllPennyStocks.com on the main US or Canadian page. 6 months on the past stock profiles page on AllPennyStocks.com.